UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Global Brands Acquisition Corp.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

378982201
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☑  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge DSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,350,000
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 1,350,000
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge OSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 150,000
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 150,000
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,350,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,350,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of Drawbridge DSO Securities LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 150,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 150,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of Drawbridge OSO Securities LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,350,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,350,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,350,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,350,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of Drawbridge Special Opportunities GP LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro Master Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 700,000
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 700,000
8 SHARED DISPOSITIVE POWER 0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro Intermediate Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 627,200*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 627,200*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON DBGM Associates LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 627,200*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 627,200*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Principal Holdings I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 627,200*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 627,200*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of DBGM Associates LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON FIG Asset Co. LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 627,200*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 627,200*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Principal Holdings I LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 627,200*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 627,200*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 72,800*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 72,800*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,800
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 700,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 700,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Drawbridge Global Macro GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 72,800*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 72,800*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,800
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Fortress Operating Entity II LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 72,800*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 72,800*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,800
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of Drawbridge Global Macro GP LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,200,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,200,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,200,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of each of Drawbridge Special Opportunities Advisors LLC and Drawbridge Global Macro Advisors LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,200,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,200,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,200,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,200,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,200,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,200,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON CO

*  Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

CUSIP No.: 378982201
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,200,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,200,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,200,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1% (based on 35,937,500 shares of common stock outstanding as of February 13, 2008)
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of FIG Corp.

Item 1.
(a)           Name of Issuer:

The name of the issuer is Global Brands Acquisition Corp. (the “Issuer”).

(b)           Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 11 West 42nd Street, 21st Floor, New York, New York 10036.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

(i)	Drawbridge DSO Securities LLC, a Delaware limited liability company, directly owns stock described herein;

(ii)	Drawbridge OSO Securities LLC, a Delaware limited liability company, directly owns stock described herein;

(iii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, is the sole managing member of Drawbridge DSO Securities LLC;

(iv)	Drawbridge Special Opportunities Fund Ltd., a Cayman Islands company, is the sole managing member of Drawbridge OSO Securities LLC;

(v)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

(vi)
Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.;

(vii)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC;

(viii)	Drawbridge Global Macro Master Fund Ltd., a Cayman Islands company, directly owns shares described herein;

(ix)	Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership, owns approximately 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.;

(x)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund LP;

(xi)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

(xii)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;

(xiii)	Drawbridge Global Macro Fund Ltd., a Cayman Islands company, is the sole limited partner of Drawbridge Global Macro Intermediate Fund LP;

(xiv)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns approximately 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

(xv)
Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.;

(xvi)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

(xvii)	Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC;

(xviii)	FIG LLC, a Delaware limited liability company, is the sole managing member of each of Drawbridge Special Opportunities Advisors LLC and Drawbridge Global Macro Advisors LLC;

(xix)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC;

(xx)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and

(xxi)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)           Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)           Citizenship:

Each of Drawbridge DSO Securities LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP, Drawbridge Global Macro Intermediate Fund LP, Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund Ltd., Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is a company organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)           Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”)

(e)           CUSIP Number:

378982201

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)           ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)           ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)           ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)           ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)           ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)           ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)          ☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)          ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)          ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)           ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

The percentages used in this Item 4 are calculated based on 35,937,500 shares of common stock outstanding as of February 13, 2008 as reported in the Issuer’s Form 10-Q for the quarter ended December 31, 2007.

A.	Drawbridge DSO Securities LLC
(a)	Amount beneficially owned: 1,350,000
(b)	Percent of class: 3.8%
(c)	(i) Sole power to vote or direct the vote: 1,350,000
(ii) Shared power to vote or direct the vote:  0
(iii) Sole power to dispose or direct the disposition:  1,350,000
(iv) Shared power to dispose or direct the disposition:  0

B.	Drawbridge OSO Securities LLC
(a)	Amount beneficially owned: 150,000
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: 150,000
(ii) Shared power to vote or direct the vote:  0
(iii) Sole power to dispose or direct the disposition:  150,000
(iv) Shared power to dispose or direct the disposition:  0

C.	Drawbridge Special Opportunities Fund LP
(a)	Amount beneficially owned: 1,350,000
(b)	Percent of class: 3.8%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  1,350,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  1,350,000

D.	Drawbridge Special Opportunities Fund Ltd.
(a)	Amount beneficially owned: 150,000
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  150,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  150,000

E.	Drawbridge Special Opportunities GP LLC
(a)	Amount beneficially owned: 1,350,000
(b)	Percent of class: 3.8%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  1,350,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  1,350,000

F.	Drawbridge Special Opportunities Advisors LLC
(a)	Amount beneficially owned: 1,500,000
(b)	Percent of class: 4.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  1,500,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  1,500,000

G.	Fortress Principal Investment Holdings IV LLP
(a)	Amount beneficially owned: 1,350,000
(b)	Percent of class: 3.8%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  1,350,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  1,350,000

H.	Drawbridge Global Macro Master Fund Ltd.
(a)	Amount beneficially owned: 700,000
(b)	Percent of class: 1.9%
(c)	(i) Sole power to vote or direct the vote: 700,000
(ii) Shared power to vote or direct the vote:  0
(iii) Sole power to dispose or direct the disposition:  700,000
(iv) Shared power to dispose or direct the disposition:  0

I.	Drawbridge Global Macro Intermediate Fund LP
(a)	Amount beneficially owned: 627,200
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  627,200
(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  627,200

J.	DBGM Associates LLC
(a)	Amount beneficially owned: 627,200
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  627,200
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  627,200

K.	Principal Holdings I LP
(a)	Amount beneficially owned: 627,200
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  627,200
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  627,200

L.	FIG Asset Co. LLC
(a)	Amount beneficially owned: 627,200
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  627,200
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  627,200

M.	Drawbridge Global Macro Fund Ltd.
(a)	Amount beneficially owned: 627,200
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  627,200
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  627,200

N.	Drawbridge Global Macro Fund LP
(a)	Amount beneficially owned: 72,800
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  72,800
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  72,800

O.	Drawbridge Global Macro Advisors LLC
(a)	Amount beneficially owned: 700,000
(b)	Percent of class: 1.9%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  700,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  700,000

P.	Drawbridge Global Macro GP LLC
(a)	Amount beneficially owned: 72,800
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  72,800

(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  72,800

Q.	Fortress Operating Entity II LP
(a)	Amount beneficially owned: 72,800
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  72,800
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  72,800

R.	FIG LLC
(a)	Amount beneficially owned: 2,200,000
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,200,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  2,200,000

S.	Fortress Operating Entity I LP
(a)	Amount beneficially owned: 2,200,000
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  2,200,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition: 2,200,000

T.	FIG Corp.
(a)	Amount beneficially owned: 2,200,000
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,200,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  2,200,000

U.	Fortress Investment Group LLC
(a)	Amount beneficially owned: 2,200,000
(b)	Percent of class: 6.1%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote:  2,200,000
(iii) Sole power to dispose or direct the disposition:  0
(iv) Shared power to dispose or direct the disposition:  2,200,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE DSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE OSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND LP

By:	DBGM ASSOCIATES LLC
its general partner

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DBGM ASSOCIATES LLC

By:	PRINCIPAL HOLDINGS I LP
its sole managing member

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FIG ASSET CO. LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO FUND LTD.

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO FUND LP

By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC
its general partner

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

DRAWBRIDGE GLOBAL MACRO GP LLC

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FORTRESS OPERATING ENTITY II LP

By:	FIG CORP.
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FIG LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP.
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FIG CORP.

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Exhibit
1
Joint Filing Agreement, dated February 14, 2008, by and among Drawbridge DSO Securities LLC, Drawbridge OSO Securities, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Operating Entity II LP, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC.

Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of February 14, 2008, is entered into by and among Drawbridge DSO Securities LLC, Drawbridge OSO Securities, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Operating Entity II LP, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC (collectively referred to herein as the “Parties” and each individually as a “Party”). Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

DRAWBRIDGE DSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

DRAWBRIDGE OSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND LP

By:	DBGM ASSOCIATES LLC
its general partner

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

DBGM ASSOCIATES LLC

By:	PRINCIPAL HOLDINGS I LP
its sole managing member

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

FIG ASSET CO. LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO FUND LTD.

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO FUND LP

By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC
its general partner

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

DRAWBRIDGE GLOBAL MACRO GP LLC

By:	/s/ Kevin Treacy
Name: Kevin Treacy
Title: Authorized Signatory

FORTRESS OPERATING ENTITY II LP

By:	FIG CORP.
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

FIG LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP.
its general partner

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

FIG CORP.

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory